July 1, 2003 Prospectus Supplement No. 12 to Re-Offer Prospectus dated June 24, 1997	Registration No. 333-29885 Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 12

to

RE-OFFER PROSPECTUS DATED JUNE 24, 1997

HUNGARIAN TELEPHONE AND CABLE CORP.

The following information updates the “Selling Stockholders” section, in its entirety, of the re-offer prospectus dated June 24, 1997 as supplemented (the “Prospectus”) covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.’s 2002 Incentive Stock Option Plan, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

The “Selling Stockholders” section is updated and restated in its entirety as follows:

SELLING STOCKHOLDERS

The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent

Francis J. Busacca, Jr. former Chief Financial Officer	9,990	9,990	0	*

Frank R. Cohen former Director, Chief Financial Officer and Treasurer	81,750	56,750	25,000	*

Soren Eriksen Former Director	2,271	2,271	0	*

(continued)

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent
Daryl A. Ferguson Director	25,413	20,000	5,413	*

Thomas Gelting Director	11,284	11,284	0	*

Robert Genova former Director, President and Chief Executive Officer	303,247	247,247	56,000	*

Torben V. Holm Director	20,000	20,000	0	*

William McGann Controller	56,200	55,000	1,200	*

Peter T. Noone General Counsel	85,100	85,000	100	*

John B. Ryan Director	41,000	40,000	1,000	*

William E. Starkey Director	40,000	40,000	0	*

Leonard Tow Director	20,000	20,000	0	*

	696,255	607,542	88,713

*	Represents as to each Selling Stockholder less than 1% of the shares of Common Stock outstanding.

Note: 143,100 of such shares previously offered were subsequently sold. The remaining 395,855 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.

The date of this Re-Offer Prospectus Supplement No. 12 is July 1, 2003.